Exhibit 97.1

GIGCAPITAL9 CORP.

Policy for RECOVERY OF ERRONEOUSLY AWARDED Incentive Compensation

(Adopted as of February 5, 2026)

1. INTRODUCTION

The Board of Directors (the “Board”) of GigCapital9 Corp. (the “Company”) is adopting this policy (this “Policy”) to provide for the Company’s recovery of certain Incentive Compensation (as defined below) erroneously awarded to Affected Officers (as defined below) under certain circumstances. This Policy is effective as of January 26, 2026 (the “Effective Date”).

This Policy is administered by the Board. The Board shall have full and final authority to make any and all determinations required or permitted under this Policy. Any determination by the Board with respect to this Policy shall be final, conclusive and binding on all parties. The Board may amend or terminate this Policy at any time.

This Policy is intended to comply with Section 10D of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 thereunder and the applicable rules of any national securities exchange on which the Company’s securities are then listed (the “Exchange”) and will be interpreted and administered consistent with that intent.

Each Affected Officer subject to this Policy must execute the Acknowledgment and Agreement attached hereto as Exhibit A before such Affected Officer will be entitled to receive any cash- or equity-based incentive compensation that is approved, granted or awarded on or after the Effective Date.

2. EFFECTIVE DATE

This Policy shall apply to all Incentive Compensation received by an Affected Officer on or after January 26, 2026 to the extent permitted or required by applicable law or the rules of the Exchange.

3. DEFINITIONS

For purposes of this Policy, the following terms shall have the meanings set forth below:

“Affected Officer” means any current or former “officer” as defined in Exchange Act Rule 16a-1.

“Erroneously Awarded Compensation” means the amount of Incentive Compensation received within the three completed fiscal years immediately preceding the date on which the Company was required to prepare the Restatement (including any transition period within or immediately following those years that results from a change in the Company’s fiscal year, provided that a transition period of nine to 12 months will be deemed to be a completed fiscal year) (the “look-back period”) that exceeds the amount of Incentive Compensation that otherwise would have been received had it been determined based on the Restatement, computed without regard to any taxes paid. In the case of Incentive Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the Restatement, the amount shall reflect a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return upon which the Incentive Compensation was received, as determined by the Board in its sole discretion. The Board may determine the form and amount of Erroneously Awarded Compensation in its sole discretion.

“Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures, whether or not such measure is presented within the financial statements or included in a filing with the Securities and Exchange Commission. Stock price and total shareholder return are also Financial Reporting Measures.

“Incentive Compensation” means any compensation that is granted, earned or vested based in whole or in part on the attainment of a Financial Reporting Measure. For purposes of clarity, base salaries, bonuses or equity awards paid solely upon satisfying one or more subjective standards, strategic or operational measures, or continued employment are not considered Incentive Compensation, unless such awards were granted, earned or vested based in part on a Financial Reporting Measure.

“Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (i.e., a “Big R” restatement), or that would result in a material misstatement if the error was corrected in the current period or left uncorrected in the current period (i.e., a “little r” restatement).

4. RECOVERY

If for a fiscal period ending on or after January 26, 2026, the Company is required to prepare a Restatement, the Company shall seek to recover reasonably promptly all Erroneously Awarded Compensation that results from attainment of a Financial Reporting Measure based on or derived from financial information for any fiscal period ending on or after January 26, 2026 and that is received by an Affected Officer after such Affected Officer begins service as an Affected Officer, provided that such Affected Officer served as an Affected Officer during the performance period for that Incentive Compensation and while the Company has a class of securities listed on the Exchange, and for such period as such Affected Officer has served as an Affected Officer during the look-back period.

For purposes of this Policy:

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Erroneously Awarded Compensation is deemed to be received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive Compensation is attained, even if the payment or grant of the Incentive Compensation occurs after the end of that period; and
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the date the Company is required to prepare a Restatement is the earlier of (x) the date the Board or any officer of the Company authorized to take such action concludes, or reasonably should have concluded, that the Company is required to prepare the Restatement, or (y) the date a court, regulator, or other legally authorized body directs the Company to prepare the Restatement.

To the extent required by applicable law or the rules of the Exchange, any profits realized from the sale of securities of the Company are subject to recoupment under this Policy.

For purposes of clarity, in no event shall the Company be required to award any Affected Officers an additional payment or other compensation if the Restatement would have resulted in the grant, payment or vesting of Incentive Compensation that is greater than the Incentive Compensation actually received by the Affected Officer. The recovery of Erroneously Awarded Compensation is not dependent on if or when the Restatement is filed.

5. SOURCES OF RECOUPMENT

To the extent permitted by applicable law, the Board may, in its discretion, seek recoupment from the Affected Officer(s) through any means it determines, which may include any of the following sources: (i) prior Incentive Compensation payments; (ii) future payments of Incentive Compensation; (iii) cancellation of outstanding Incentive Compensation; (iv) direct repayment; and (v) non-Incentive Compensation or securities held by the Affected Officer. To the extent permitted by applicable law, the Company may offset such amount against any compensation or other amounts owed by the Company to the Affected Officer.

6. LIMITED EXCEPTIONS TO RECOVERY

Notwithstanding the foregoing, the Board, in its discretion, may choose to forgo recovery of Erroneously Awarded Compensation under the following circumstances, provided that a majority of the independent members of the Board has made a determination that recovery would be impracticable because:

(i) The direct expense paid to a third party to assist in enforcing this Policy would exceed the recoverable amounts; provided that the Company has made a reasonable attempt to recover such Erroneously Awarded Compensation, has documented such attempt and has (to the extent required) provided that documentation to the Exchange;

(ii) Recovery would violate home country law where the law was adopted prior to November 28, 2022, and the Company provides an opinion of home country counsel to that effect to the Exchange that is acceptable to the Exchange; or

(iii) Recovery would likely cause an otherwise tax-qualified retirement plan to fail to meet the requirements of the Internal Revenue Code of 1986, as amended.

7. NO INDEMNIFICATION OR INSURANCE

The Company will not indemnify, insure or otherwise reimburse any Affected Officer against the recovery of Erroneously Awarded Compensation.

8. NO IMPAIRMENT OF OTHER REMEDIES

This Policy does not preclude the Company from taking any other action to enforce an Affected Officer’s obligations to the Company, including termination of employment, institution of civil proceedings, or reporting of any misconduct to appropriate government authorities. This Policy is in addition to the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 that are applicable to the Company’s Chief Executive Officer and Chief Financial Officer.

GIGCAPITAL9 Corp.

Policy for RECOVERY OF ERRONEOUSLY AWARDED Incentive Compensation

ATTESTATION AND ACKNOWLEDGEMENT

By my signature below, I acknowledge and agree that:

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I have received and read the attached Policy for Recovery of Erroneously Awarded Incentive Compensation (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Policy”) of GigCapital9 Corp. (the “Company”). Any capitalized terms used and not defined in this Attestation and Acknowledgement shall have the meaning set forth in the Policy.
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I am fully bound by, and subject to, all of the terms and conditions of the Policy. In the event of any inconsistency between the Policy and the terms of any employment agreement to which I am a party, or the terms of any compensation plan, program or agreement under which any compensation has been granted, awarded, earned or paid, the terms of the Policy shall govern.
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In the event it is determined by the Board of Directors of the Company that any amounts granted, awarded, earned or paid to me must be forfeited or reimbursed to the Company, I hereby agree to abide by all of the terms of this Policy both during and after my employment with the Company, including, without limitation, by promptly repaying or returning any Erroneously Awarded Compensation to the Company as determined in accordance with this Policy.

Date:

Agreed and Acknowledged

______________________________

[Name of Affected Officer]